Exhibit 5.1

March 30, 2021

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

Re:	Public Offering of 0.737% Senior Notes due 2023 and 2.700% Senior Notes due 2031 of AmerisourceBergen Corporation

Ladies and Gentlemen:

We have acted as counsel to AmerisourceBergen Corporation, a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of $1,525,000,000 aggregate principal amount of its 0.737% Senior Notes due 2023 (the “2023 Notes”) and $1,000,000,000 aggregate principal amount of its 2.700% Senior Notes due 2031 (the “2031 Notes”, and together with the 2023 Notes, the “Notes” or “Securities”) pursuant to the terms of an Underwriting Agreement, dated March 25, 2021 (the “Underwriting Agreement”), by and among the Company, J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC, as representatives of the several underwriters named on Schedule 1 to the Underwriting Agreement, and (ii) the filing of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) on November 20, 2018 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), pursuant to which the Notes are registered under the Act.

The 2023 Notes were issued under that certain Indenture, dated as of November 19, 2009, as supplemented and amended by the Tenth Supplemental Indenture thereto, dated as of the date hereof (as so supplemented and amended, the “2023 Note Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The 2031 Notes were issued under that certain Indenture, dated as of November 19, 2009, as supplemented and amended by the Eleventh Supplemental Indenture thereto, dated as of the date hereof (as so supplemented and amended, the “2031 Note Indenture” and together with the 2023 Note Indenture, the “Indentures”), by and between the Company and the Trustee.

In connection with this opinion letter, we have examined:

(i)	the Indentures;

(ii)	the Underwriting Agreement;

(iii)	the Registration Statement;

(iv)	the preliminary prospectus supplement of the Company dated March 25, 2021, including the accompanying base prospectus dated November 20, 2018, which was filed by the Company with the Commission on March 25, 2021 pursuant to Rule 424(b)(5) promulgated under the Act;

(v)	the pricing term sheet, which was filed by the Company with the Commission on March 25, 2021 pursuant to Rule 433 promulgated under the Act;

Morgan, Lewis & Bockius llp

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001

AmerisourceBergen Corporation

March 30, 2021

(vi)	the final prospectus supplement of the Company dated March 25, 2021 including the accompanying base prospectus dated November 20, 2018, which was filed by the Company with the Commission on March 26, 2021 pursuant to Rule 424(b)(2) promulgated under the Act (the “Prospectus”);

(vii)	originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws; and

(viii)	resolutions and such other documents and records of the Company as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon the representations of the Company contained in the Underwriting Agreement and upon certificates of officers of the Company.

We have also assumed, without any independent investigation or verification of any kind, that the Indentures have been duly authorized, executed and delivered by the Trustee, that the Indentures constitute legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

Based upon the foregoing, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinions expressed above are subject to the following limitations and qualifications:

A.	The opinions set forth above as to validity, binding effect or obligation of the Company may be limited by the effect of (i) bankruptcy, insolvency, reorganization, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, or (iv) requirements that a claim with respect to any securities in denominations other than in United States dollars (or a judgment denominated other than in United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

AmerisourceBergen Corporation

March 30, 2021

B.	The opinions set forth above are limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement, to references to us in the Registration Statement and to references to us under the caption “Validity of Securities” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP